Confidential

Limited Liability Company Members' Agreement

of

CIBOLA RESOURCES LLC

A Delaware Limited Liability Company

LIMITED LIABILITY COMPANY MEMBERS' AGREEMENT

OF

CIBOLA RESOURCES LLC

                      This Limited Liability Company Members' Agreement (this "Agreement" or this "LLC Members' Agreement") is made as of April 26, 2007 (the "Effective Date"), by and between Neutron Energy, Inc., a Wyoming corporation ("NEI"), the address of which is 5320 N. 16th Street, Suite 114, Phoenix, Arizona 85016-3421, and Uranium Energy Corporation, a Nevada corporation ("UEC"), the address of which is 6100 Indian School, N.E., Suite 225, Albuquerque, New Mexico 87110.

RECITALS

          A.          NEI leases certain properties (the "Properties") in Cibola County, New Mexico, which properties (1) as of the Effective Date are described in Exhibit A and (2) are defined in Exhibit D, both Exhibits to the Limited Liability Company Operating Agreement, by and between NEI and UEC, made as of the Effective Date (the "LLC Operating Agreement").

          B.          UEC wishes to participate with NEI in the exploration, evaluation and, if justified, the development and mining of mineral resources within the Properties.

          C.          NEI and UEC wish to form and operate a limited liability company under the Delaware Limited Liability Company Act, 6 Del.C. Section 18-101 et seq. (as amended from time-to- time heretofore and hereafter, the "Act"), to hold the Properties and to conduct the operations thereon contemplated by Recital B. The name of the limited liability company shall be Cibola Resources LLC and its affairs shall be governed by this LLC Members' Agreement and by the LLC Operating Agreement. All references in this LLC Members' Agreement to "Agreement" shall refer to both the LLC Operating Agreement and this LLC Members' Agreement unless the context requires otherwise.

NOW THEREFORE, in consideration of the covenants and conditions contained in the Agreement, NEI and UEC agree as follows:

ARTICLE I
DEFINITIONS AND CROSS-REFERENCES

                    1.1          Definitions. Terms defined in this LLC Members' Agreement shall have the defined meaning wherever used herein. Capitalized terms used but not defined in this LLC Members' Agreement shall have the meanings given thereto in the LLC Operating Agreement, including but not limited to Exhibit D thereto.

                    1.2          Cross References. Unless otherwise indicated, references in this LLC Members' Agreement to Exhibits are to Exhibits to the LLC Operating Agreement. References in this LLC Members' Agreement to "Articles," "Sections" and "Subsections" are to Articles, Sections and Subsections hereof. References herein to "Paragraphs" and "Subparagraphs" are to paragraphs and subparagraphs of the Exhibits.

ARTICLE II
CERTAIN MATTERS CONCERNING
CONTRIBUTIONS BY MEMBERS

                    2.1          Contributions. The Members, subject to any elections permitted by the Agreement, shall be obligated to contribute funds to the Company to fund adopted Programs and Budgets in proportion to their respective Ownership Interests.

                    2.2          Emergency Expenditures. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with Law. The Manager may make reasonable expenditures on behalf of the Company and the Members for unexpected events that are beyond its reasonable control and that do not result from a breach by it of Section 9.3 of the LLC Operating Agreement. The Manager shall promptly notify the other Member of the emergency expenditure and the Members shall promptly reimburse the Manager in proportion to their respective Ownership Interests for all of the Manager's costs and expenses incurred pursuant to this Section 2.2.

ARTICLE III
REPRESENTATIONS AND WARRANTIES; TITLE; LIMITATIONS OF LIABILITY; INDEMNITIES

                    3.1          Representations and Warranties of Each Member.

As of the Effective Date, each Member warrants and represents to the other that:

                                   (a)          it is a corporation duly organized and in good standing in its state of incorporation and it is qualified to transact business and is in good standing in New Mexico;

                                   (b)          it has the capacity to enter into and perform the Agreement and all transactions contemplated by the Agreement and all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions and consents required to authorize it to enter into and perform the Agreement have been properly taken or obtained;

                                   (c)          it will not breach any other agreement or arrangement by entering into or performing the Agreement;

                                   (d)          it is not subject to any governmental order, judgment, decree, debarment, sanction or Law that would preclude the permitting or implementation of Operations under the Agreement; and

                                   (e)          the Agreement has been duly executed and delivered by it and is valid and binding upon it and enforceable against it in accordance with its terms.

                    3.2          Representations and Warranties of NEI.

NEI represents and warrants to UEC that:

                                   (a)          with respect to the Properties: (i) NEI is in exclusive possession of a mineral leasehold interest in the Properties identified in Paragraph 1.1 of Exhibit A; (ii) NEI has not received any notice of default of any of the terms or provisions of the Mining Lease (as defined in Section 2.6 of the LLC Operating Agreement); (iii) NEI has authority under the Mining Lease to perform fully its obligations under the Agreement; (iv) to NEI's knowledge, title to the mineral estate in the Property and title to the Mining Lease is valid and in good standing, subject only to the matters set forth in the title opinion of Rodey, Dickason, Sloan, Akin & Robb, P.A. to NEI dated March 11, 2007 (the "Title Opinion"); (v) to NEI's knowledge, there has been no act or omission or there exists no condition on the Properties which could be considered or construed as a default under the Mining Lease; and (vi) to NEI's knowledge, the mineral interest in such Properties is free and clear of all Encumbrances or defects in title except any specifically identified in Paragraph 1.1 of Exhibit A;

                                   (b)          NEI has provided and made available to UEC the Title Opinion;

                                   (c)          NEI has delivered to or made available for inspection by UEC all Existing Data in its possession or control relating to the Properties and a true and correct copy of the Mining Lease;

                                   (d)          to NEI's knowledge, there are no pending or threatened actions, suits, claims or proceedings, except that NEI makes no representation or warranty with respect to the St. Anthony pits in Sections 19 and 30, Township 11 North, Range 4 West, New Mexico Principal Meridian, and there have been no previous transactions affecting its interests in the Properties, which have not been for fair consideration; and

                                   (e)          except as to any matter that may have been disclosed in writing to UEC prior to the Effective Date, NEI has not received inquiry or notice of a pending investigation relating to the Properties from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Law affecting the Properties.

                    The representations and warranties set forth in Sections 3.1 and 3.2 of this LLC Members' Agreement shall survive the execution and delivery of any documents of Transfer provided under the Agreement. With respect to a representation or warranty made to a Member's "knowledge," the term "knowledge" means actual knowledge on the part of the officers of the representing Member.

                    3.3          Disclosures. Each Member represents and warrants to the other Member that it is unaware of any material facts or circumstances that have not been heretofore disclosed to the other Member which should be so disclosed in order to prevent the representations and warranties in set forth in the Agreement from being materially misleading. Each Member has disclosed to the other Member all information the disclosing Member believes to be relevant concerning the Assets and has provided to or made available for inspection by the other Member all such information, but does not make any representation or warranty, express or implied, as to the accuracy or completeness of any such information (except as provided in Section 3.2) or as to the boundaries or value of the Assets. Each Member represents to the other Member that in negotiating and entering into the Agreement, it has relied solely upon its own (i) judgment, (ii) evaluation of the Assets and (iii) geologic and engineering interpretations related to the Assets.

                    3.4          Loss of Title. Any failure or loss of title to the Assets, and all costs of defending title thereto, shall be charged to the Company, except that in the event of costs or losses arising out of or resulting from any breach of the representations and warranties of a Member as to title, the breaching Member shall indemnify the non-breaching Member for such costs and losses. Neither Member shall have any obligation to reimburse the Company with respect thereto except as may be otherwise expressly provided in the Agreement.

                    3.5          Limitations of Liability. Except as otherwise expressly provided in the Agreement, neither Member shall (i) be required to make any contribution to the capital of the Company nor (ii) in its capacity as a Member or as Manager be bound by or liable for any debt, liability or obligation of the Company, whether arising in contract, tort or otherwise. The immediately foregoing sentence shall not limit any obligation of a Member to indemnify the other Member as expressly provided in the Agreement. Neither Member shall be under any obligation to restore a deficit Capital Account upon the dissolution of the Company or the liquidation of its Ownership Interests. Any obligation under the Agreement to contribute capital to the Company may be changed by the written agreement of the Members, including but not limited to an agreement by a Member to make payments directly to the other Member.

                    3.6          Indemnities. Subject to the limitations of the Act, the Company shall indemnify, defend, save and hold harmless each Member, each member of the Management Committee and the Manager (individually and collectively, the "Indemnitee or Indemnitees") from and against all third party claims, loss, cost, expense, damage or liability (including but not limited to legal fees and other expenses) arising as a result of any act or omission, except for willful misconduct or gross negligence, of such Indemnitee or Indemnitees believed by such Indemnitee or Indemnitees in good faith to be within the scope of authority conferred in accordance with the Agreement.

(a)          The rights granted pursuant to this Section 3.6 shall be deemed contract rights, and no amendment or modification of this Section 3.6 shall have the effect of limiting or denying any such right with respect to any act, omission or proceeding prior to any such amendment or modification. Each Member understands and acknowledges that the indemnities provided in this Section 3.6 could involve indemnification for negligence or strict liability. Indemnification pursuant to this Section 3.6 shall apply only to matters not otherwise compensated by insurance.

(b)          The rights to indemnification conferred in this Section 3.6 shall include but are not limited to the right to be paid or reimbursed by the Company for reasonable expenses incurred by the Indemnitee or Indemnitees who is, are or were threatened to be made a defendant or respondent in a proceeding, in advance of the final disposition of such proceeding, without any determination as to such Indemnitee's or Indemnitees' ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred in advance of final disposition of a proceeding shall be made only upon delivery to the Company of a written affirmation and agreement by such Indemnitee or Indemnitees (i) of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification under this Section 3.6 and (ii) to repay all amounts so advanced if it should ultimately be determined that such Indemnitee or Indemnitees is or are not entitled to be indemnified under this Section 3.6 or otherwise.

(c)          The rights to indemnification and the advancement and payment of expenses provided for in this Section 3.6 shall not be exclusive of any other right which any Indemnitee or Indemnitees may have or hereafter acquire under any Law, provision of the Agreement, vote of the Members or otherwise.

(d)          If this Section 3.6 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the Company shall nevertheless indemnify and hold harmless any Indemnitee or Indemnitees for costs, charges and expenses (including but not limited to legal fees and other expenses), judgments, fines, and amounts incurred or paid in settlement of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by any part of this Section 3.6 that shall not have been so invalidated and to the fullest extent permitted by Law.

(e)          To the extent the Company's assets are insufficient to fund any indemnity to which any Indemnitee or Indemnitees is or are entitled pursuant to this Section 3.6, the Members shall make capital contributions to the Company (or if the Company has been terminated, directly to the Indemnitee or Indemnitees) in proportion to their respective Ownership Interests to fund any such indemnification obligations. In the case of Continuing Obligations, for purposes of this Section 3.6, Ownership Interests shall be determined in accordance with Section 4.2. Nothing in this Section 3.6 shall be deemed to waive or diminish the limitations of liability provided by the Act.

ARTICLE IV
INTERESTS OF MEMBERS

                    4.1          Continuing Liabilities Upon Adjustments of Ownership Interests. Any actual or deemed resignation of a Member or any reduction of a Member's Ownership Interest shall not relieve such Member of its share of any liability, whether accruing before or after such withdrawal or reduction, arising out of Operations conducted or any other matter occurring prior to such resignation or reduction, including without limitation, Environmental Compliance and other Continuing Obligations. Should the cumulative cost of satisfying any Continuing Obligation be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund provided for in Paragraph 2.14 of Exhibit B and should any Member be found liable therefore, the Members shall make capital contributions to the Company (or if the Company has been terminated, make payment directly to the Member found liable), in proportion to their respective Ownership Interests, to fund any such Continuing Obligations. For purposes of this Section 4.1, a Member's share of such liability shall be equal to its Ownership Interest at the time that the Operations or other matter giving rise to such liability occurred, after first taking into account any prior reduction, readjustment and restoration of Ownership Interests pursuant to Sections 4.4, 10.5, 10.6 or 11.5 of the LLC Operating Agreement and notwithstanding that either Member has previously resigned or been deemed to have resigned from the Company or that its Ownership Interest has been reduced or converted to an interest in Net Proceeds pursuant to Subsection 4.4(a) of the LLC Operating Agreement. Nothing in this Section 4.1 shall be deemed to waive or diminish the limitations of liability provided for by the Act.

                    4.2          Continuing Obligations Upon Termination. After the dissolution, liquidation or termination of the Company, each Member shall remain liable to the other Member, and shall indemnify such other Member for, its proportionate share of any Continuing Obligations, including but not limited to Environmental Liabilities, incurred by the liable and indemnifying Member arising out of or relating to the Company and for any liability, whether accruing before or after the dissolution, liquidation or termination of the Company, arising out of Operations conducted or any other matter occurring prior thereto. For purposes of this Section 4.2, a Member's share of such liability shall be equal to its Ownership Interest at the time that the Operations or other matter giving rise to such liability occurred, after first taking into account any prior reduction, readjustment and restoration of Ownership Interests pursuant to Section 4.4, 10.5, 10.6 or 11.5 of the LLC Operating Agreement and notwithstanding that either Member has previously resigned or been deemed to have resigned from the Company or that its Ownership Interest has been reduced or converted to an interest in Net Proceeds pursuant to Subsection 4.4(a) of the LLC Operating Agreement. Nothing in this Section 4.2 shall be deemed to waive or diminish the limitations of liability provided for by the Act.

                    4.3          Grant of Lien and Security Interest.

                                   (a)          Subject to Section 4.4, each Member grants the other Member a lien upon and a security interest in its Ownership Interest, including but not limited to all of its rights, titles and interests in the Assets, whenever acquired or arising, and proceeds from and accessions to the foregoing.

                                   (b)          The liens and security interest granted by Subsection 4.3(a) shall secure every obligation and liability under the Agreement of the Member granting such liens and security interests to the other Member, including but not limited to the obligation to repay a Cover Payment pursuant to Section 11.4 of the LLC Operating Agreement. Each Member shall take all action necessary to perfect and maintain such liens and security interests and hereby appoints the other Member its attorney-in-fact to execute, file and record all financing statements and other documents necessary or appropriate to perfect or maintain such liens and security interests.

                    4.4          Subordination of Interests. Each Member shall from time to time take all necessary or appropriate actions, including but not limited to execution of appropriate agreements, to pledge and subordinate its Ownership Interest, any liens and security interests it may hold created under this Agreement other than those created pursuant to Section 4.3, and any other rights or interests it holds with respect to the Company and the Assets (other than any statutory lien of the Manager) to any secured borrowings approved by the Management Committee, including but not limited to any secured borrowings for Operations relating to Project Financing and any modifications or renewals thereof.

ARTICLE V
RELATIONSHIP OF THE MEMBERS

                    5.1          Transfer or Termination of Rights. Neither Member shall Transfer all or any part of its rights or obligations under the Agreement except in conjunction with a Transfer or termination of such Member's Ownership Interest permitted by the Agreement. Any such permitted Transfer shall be subject to the consent requirements of Section 7.2 of the LLC Operating Agreement. Nothing in this Section 5.1 requires that a Member's rights and obligations under this Agreement be assigned in connection with the Transfer of its Ownership Interest.

                    5.2          Abandonment and Surrender. A Member that abandons or surrenders all or part of its Ownership Interest or any other rights, titles or interests under the Agreement or in the Assets pursuant to Section 12.2 of the LLC Operating Agreement or otherwise shall remain liable to the other Member for its share (determined by its Ownership Interest as of the date of such abandonment or surrender, after first taking into account any reduction, readjustment, and restoration of Ownership Interests under Sections 4.4, 10.5, 10.6 or 11.5 of the LLC Operating Agreement) of any liability under the Agreement or with respect to the Assets, including but not limited to Continuing Obligations, Environmental Liabilities and Environmental Compliance, arising or accruing prior to the date of such abandonment or surrender, regardless of when any funds may be expended to satisfy such liability. Except to the extent expressly and specifically provided otherwise in the Agreement, neither Member shall have any liability to the other with respect to matters arising or accruing after the date of such abandonment or surrender.

                    5.3          Supplemental Business Arrangement. In the event of a Supplemental Business Arrangement pursuant to Section 10.13 of the LLC Operating Agreement, the Agreement shall apply to such business in the same manner as provided for in the Agreement.

                    5.4          No Partnership or Implied Duties. The liability of each Member shall be limited as provided in the Agreement and by the Act. The Members intend that the Company not be a partnership (including but not limited to a limited partnership) or joint venture and that no Member be deemed a partner or joint venturer, except in connection with the tax partnership created under the Agreement for federal and state tax purposes, and the Agreement shall not be otherwise construed. Except as provided in the Agreement, a Member shall take no part in the control, management, direction or operation of the affairs of the Company and shall have no power to bind the Company in its capacity as a Member.

                    5.5          No Waiver of Limited Liability; No Enforcement by Third Parties. Notwithstanding anything in the Agreement to the contrary, nothing contained in the Agreement shall be deemed to waive or reduce the limitations on the liabilities of the Members provided by the Act and other Law. NOTWITHSTANDING ANYTHING IN THE AGREEMENT TO THE CONTRARY, NEITHER THE COMPANY, ANY CREDITOR, OR ANY OTHER PERSON OR ENTITY EXCEPT A MEMBER SHALL HAVE THE RIGHT TO ENFORCE ANY OBLIGATION WHATSOEVER OF A MEMBER OR THE MANAGER HEREUNDER, INCLUDING BUT NOT LIMITED TO ANY OBLIGATION TO CONTRIBUTE CAPITAL OR TO FUND CONTINUING OBLIGATIONS, it being the intention of the Members that all such obligations shall be enforceable only by a Member against the other Member.

ARTICLE VI
ACQUISITIONS WITHIN AREA OF INTEREST

                    6.1          General. Any interest, or right to acquire any interest, in real property or water rights, wholly or partially within the Area of Interest, that is acquired or proposed to be acquired during the term of this Agreement, by or on behalf of a Member or an Affiliate of the Acquiring Member (both referred to herein as the "Acquiring Member"), shall be subject to the terms and provisions of the Agreement. Each Member and any Affiliate shall be free to acquire for their respective separate accounts real property or water rights and interests in real property and water rights, and to locate mining claims, millsite claims and tunnel claims, outside the Area of Interest. Failure of any Affiliate of either Member to comply with this Article VI shall be deemed a breach by such Member.

                    6.2          Notice to Non-Acquiring Member. Within sixty (60) days after such acquisition or proposed acquisition of any interest, or right to acquire any interest, in real property or water rights, wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Member shall notify the other Member of such acquisition or proposed acquisition; provided, that if the acquisition or proposed acquisition pertains to real property or water rights partially within the Area of Interest, then all such real property or water rights (i.e., both the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article VI. The Acquiring Member's notice shall describe in detail the acquisition or proposed acquisition, the name of the acquiring party if the Acquiring Member is an Affiliate, the interest or interests covered thereby, the cost thereof, and the reasons why the Acquiring Member believes that the acquisition or proposed acquisition is in the best interests of the Members. In addition to giving such notice, the Acquiring Member shall make any and all information concerning the relevant interest or interests available for inspection by the other Member.

                    6.3          Exercise of Rights. Within thirty (30) days after receiving the Acquiring Member's notice, the other Member may notify the Acquiring Member of the other Member's election to accept an interest in the interest or interests acquired or proposed to be acquired proportionate to its Ownership Interest at that time. Promptly upon such notice, the Acquiring Member shall convey to the Members in proportion to their respective Ownership Interests or to the Company (if so agreed by the Members), by special warranty deed, all of the Acquiring Member's interest in such acquired interests, free and clear of all Encumbrances arising by, through or under the Acquiring Member other than those to which both Members have agreed. Immediately upon such notice, the interests acquired or proposed to be acquired either shall be subject to a Supplemental Business Arrangement, or, if conveyed to the Company, shall become a part of the Assets. The other Member shall promptly pay to the Acquiring Member the other Member's proportionate share of actual out-of-pocket acquisition costs.

                    6.4          Option Not Exercised. If the other Member does not give such notice within the thirty (30) day period set forth in Section 6.3 and promptly pay its proportionate share of the Acquiring Member's actual out-of-pocket acquisition costs, the other Member shall have no interest in the interests acquired or proposed to be acquired and such interests shall not be part of the Assets or subject to the Agreement.

                    6.5          Non-Compete Covenants. Neither a Member that resigns or is deemed to have resigned pursuant to the Agreement, nor any Affiliate of such Member, shall directly or indirectly acquire any property or interest or right to conduct any operations on any property any part of which is within the Area of Interest for one (1) year after the effective date of the resignation or deemed resignation. If a resigning Member or any Affiliate breaches this Section 6.5, such Member shall in writing offer (or cause its Affiliate to offer) to convey to the non-resigning Member, without cost or expense, any such property or interest so acquired. Such offer may be accepted by the non-resigning Member at any time within ten (10) days after it receives the offer Failure of a Member's Affiliate to comply with this Section 6.5 shall be deemed a breach of the Agreement by such Member.

ARTICLE VII
DISPUTES

                    7.1          Governing Law. Except for matters relating to title to or Transfer of the Properties, which matters shall be governed by the law of New Mexico, the Agreement shall be governed by and interpreted in accordance with the Act and the law of Delaware, without regard to any conflict of law or choice of law principles that would permit or require the application of the law of any other jurisdiction.

                    7.2          Exclusive Forum. Each Member (i) agrees that the exclusive forum for any legal action arising out of or relating to the Agreement shall be in the New Mexico State District Court in Cibola County, (ii) consents to venue in such Court, (iii) agrees not to file any such action in any other forum and that any such action filed in any other forum shall be summarily dismissed, and (iv) waives any right it may have to assert the doctrine of forum non conveniens or any similar doctrine or otherwise to object to venue in such Court.

                    7.3          Dispute Resolution. All disputes arising under or in connection with the Agreement which cannot be resolved by agreement between the Members shall be resolved in accordance with Law. In any legal action or other proceeding to enforce the Agreement, or brought because of a dispute or an alleged breach, default or misrepresentation in connection with any provision of the Agreement, the successful or substantially prevailing Member shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

ARTICLE VIII
GENERAL PROVISIONS

                    8.1          Notices. All notices, payments and other required or permitted communications (collectively, "Notices") to a Member shall be in writing and shall be addressed respectively as follows:

If to NEI:	Neutron Energy, Inc. 5320 N. 16th Street, Suite 114 Phoenix, AZ 85016-3421 Attention: Edward M. Topham, CFO Telephone: (602) 795-1664 Facsimile: (602) 795-2663 Email: etop@cox.net

With a copy to:	Mark K. Adams Amanda C. Sanchez Rodey Law Firm P.O. Box 1357 315 Paseo de Peralta Santa Fe, NM 97504 Telephone: (505) 954-3900 Facsimile: (505) 954-3942 Email: mkadams@rodey.com asanchez@rodey.com
If to UEC:

Uranium Energy Corporation
6100 Indian School Road, N.E.
Suite 225
Albuquerque, NM 87110
Attention:  Curtis O. Sealy. P.E.
Telephone:  (505) 830-7707
Facsimile:  (505) 830-6906
Email:  csealy@uraniumenergy.com

With a copy to:

Jon J. Indall
Joseph E. Manges
Comeau, Maldegen, Templeman & Indall
P.O. Box 669
Santa Fe, NM 87504-0669
Telephone: (505) 982-4611
Facsimile: (505) 988-2987
Email:  jindall@cmtisantafe.com
             jamanges@cmtisantafe.com

All Notices shall be given (a) by personal delivery to the Member or the Manager, as the case may be; (b) by electronic communication, capable of producing a printed record of transmission; (c) by registered or certified mail, return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date received at the address set forth above if received during normal business hours, and if not received during normal business hours, on the next business day following receipt. Either Member may change its address by Notice to the other Member.

                    8.2          Number and Gender. In the Agreement and whenever the context so requires, the singular shall include the plural and the plural the singular. The masculine, feminine, and neuter genders shall be mutually inclusive.

                    8.3          Currency. All references to "Dollars" or "$" in the Agreement shall mean lawful currency of the United States of America.

                    8.4          Headings. The subject headings of Articles, Sections, Subsections, Paragraphs and Subparagraphs are included in the Agreement for convenience only and shall not affect the construction or interpretation of any provision of the Agreement.

                    8.5          Waiver. The failure of either Member or the Manager to insist on the strict performance of any provision of the Agreement or to exercise any right, power or remedy upon a breach thereof shall not constitute a waiver of any provision of the Agreement or limit such Member's or the Manager's, as the case may be, rights thereafter to enforce any provision or exercise any right.

                    8.6          Modification. No modification of the Agreement shall be valid unless made in writing and duly executed by both Members.

                    8.7          Force Majeure. Except for the obligation to make payments when due under the Agreement, the respective obligations of the Members and the Manager shall be suspended to the extent and for the periods that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond the reasonable control of such Member or the Manager, as the case may be, including but not limited to labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member or the Manager to grant); acts of God; Laws, instructions or requests of any government or governmental entity; decisions, judgments or orders of any court or arbitrator; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of any activity to remedy or avoid an actual or alleged present or prospective violation of Environmental Laws or other Law; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization for Operations beyond the reasonable expectations of the Member or the Manager seeking the approval or authorization (including but not limited to a failure to complete any review and analysis required by the National Environmental Policy Act or other Law within two (2) years after initiation of that process); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather or natural event; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors or subcontractors; shortage of or inability to obtain labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights, environmental, environmental justice, or similar groups; or any other cause whether similar or dissimilar to the foregoing. The affected Member or the Manager, as the case may be, shall promptly give Notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefor and the expected duration thereof. The affected Member or the Manager, as the case may be, shall resume performance as soon as reasonably practicable. During the period of suspension, the obligations of the Members to advance funds pursuant to the Agreement shall be reduced to levels consistent with then current Operations.

                    8.8          Rule Against Perpetuities. The Members do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on Alienation of Property, or any similar rule. Accordingly, if any right or option under the Agreement to acquire any interest in the Properties, in an Ownership Interest, in the Assets, or in any real property or water rights, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by Law. If, however, any such violation should inadvertently occur, the Members agree that a court shall reform the Agreement in such a way as to approximate most closely the intent of the Members within the limits permissible under Law.

                    8.9          Further Assurances. Each Member shall take from time to time and without additional consideration such further actions and execute such additional instruments as may be reasonably necessary or appropriate to implement and carry out the intent and purpose of the Agreement or as may be reasonably required by lenders in connection with Project Financing.

                    8.10        Entire Agreement; Successors and Assigns. The Agreement contains the entire understanding of the Members and supersedes all prior agreements and understandings between the Members relating to the subject matter thereof. The Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members.

                    8.11        Counterparts. The Agreement may be executed in any number of counterparts and it shall not be necessary that the signatures of both Members be contained on any one counterpart. Each counterpart shall be deemed an original and all counterparts together shall constitute one and the same instrument.

                    8.12        Indemnification and Insurance Limitations.

                                   (a) To the extent, if at all, that NMSA 1978, Sec. 56-7-1, applies to the Agreement, including without limitation any Exhibit, no provision requires or shall be construed or applied to require a Member or the Manager to indemnify, hold harmless, insure or defend a Member or the Company, or a Member's or the Company's employees and agents, or to name a Member or the Company as an additional insured, against liability, claims, damages, losses or expenses, including but not limited to attorney fees, arising out of bodily injury to persons or damage to property, caused by or resulting from, in whole or in part, the negligence, act or omission of the other Member, the Manager or the Company, or the other Member's, the Manager's or the Company's officers, employees or agents.

                                   (b) To the extent, if at all, that NMSA 1978, Sec. 56-7-2, applies to the Agreement, including without limitation any Exhibit, no agreement, covenant or promise contained in, collateral to or affecting the Agreement, including without limitation any Exhibit, indemnifies or shall be construed or applied to require a Member or the Manager to indemnify a Member, the Manager or the Company against loss or liability for damages arising from (i) the sole or concurrent negligence of the indemnitee or the agents or employees of the indemnitee, (ii) the sole or concurrent negligence of an independent contractor who is directly responsible to the indemnitee, or (iii) an accident that occurs in operations carried on at the direction or under the supervision of the indemnitee, an employee or representative of the indemnitee or in accordance with methods and means specified by the indemnitee or employees or representatives of the indemnitee.

                                   (c) To the extent, if at all, that NMSA 1978, Sec. 56-7-2 applies to the Agreement, including without limitation any Exhibit, no provision in any insurance contract or indemnity agreement provided thereunder naming a person or entity as an additional insured and no provision in an insurance contract or other contract provided thereunder requiring a waiver of rights of subrogation or otherwise having the effect of imposing a duty of indemnification on the primary insured party, has the effect, or shall be construed or applied to have the effect, of imposing a duty of indemnification on the primary insured party against loss or liability for damages arising from (i) the sole or concurrent negligence of another party or the agents or employees of another party, (ii) the sole or concurrent negligence of an independent contractor who is directly responsible to another party, or (iii) an accident that occurs in operations carried on at the direction or under the supervision of another party, an employee or representative of another party or in accordance with methods and means specified by another party or employees or representatives of another party.

          IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the Effective Date.

NEUTRON ENERGY, INC.

By:       /s/ Kelsey Boltz, President
             Kelsey Boltz, President

URANIUM ENERGY CORPORATION

By:       /s/ Harry L. Anthony
             Name: Harry L. Anthony
Title:     Chief Operation Officer